                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into and effective as of July 1, 2002, by and between VOIP TELECOM, INC., a Nevada corporation ("VOIP"), and the persons listed in Exhibit A hereof
("Shareholders"), being the owners of record of all of the issued and outstanding stock of GLOBAL HOLDINGS, INC., a Tennessee corporation ("GHI").

         WHEREAS, VOIP wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding stock of GHI in a transaction intended to qualify as a reorganization within the meaning of IRC ss.368(a)(1)(B), as amended.

         NOW, THEREFORE, VOIP and the Shareholders adopt this plan of reorganization and agree as follows:

                         SECTION 1 -- EXCHANGE OF STOCK

         1.1 Number of Shares. The Shareholders agree to transfer to VOIP at Closing (as defined herein below) the number of shares of common stock of GHI, no par value, shown opposite their names in Exhibit A, in exchange for an aggregate of fifteen million (15,000,000) shares of voting common stock of VOIP, $.001 par value, to be issued at Closing to the Shareholders in the numbers shown opposite their names in Exhibit A, attached hereto and incorporated herein by reference.

         1.2 Delivery of Certificates by Shareholders. The transfer of GHI shares by the Shareholders shall be effected by the delivery to VOIP at Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank or, alternatively, lost share affidavits warranting to their ownership of the transferred shares.

         1.3 Further Assurances. At Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as VOIP may request in order more effectively to sell, transfer and assign the transferred stock to VOIP and to confirm VOIP's title thereto.

         1.4 Changes in VOIP's Capitalization. If between the date of this Agreement and Closing, the outstanding shares of VOIP common stock are, without the receipt of new consideration by VOIP, increased, decreased, changed into or exchanged for a different number or kind of shares or securities of VOIP through reorganization, reclassification, stock dividend, stock split, reverse stock split or similar change in VOIP's capitalization, VOIP will issue and deliver to the Shareholders, in addition to or in lieu of the VOIP shares specified in
Section 1.1, voting stock of VOIP in equitably adjusted amounts. In the event of any such change in VOIP's capitalization, all references to VOIP shares herein shall refer to the number of VOIP shares as thus adjusted.

                              SECTION 2 -- CLOSING

         The Closing contemplated by Section 1 shall be effective on July 1, 2002.

         SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders represent and warrant to VOIP as follows:

         3.1 Corporate Status. GHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         3.2 Capitalization. The authorized common stock of GHI consists of two thousand (2,000) shares, having no par value, of which one thousand (1,000) shares are issued and outstanding, all fully paid and nonassessable.

         3.3 Title to Property. GHI has good and marketable title to all of its properties and assets, real and personal.

         3.4 Litigation. There is no litigation or proceeding pending, or to Shareholders' knowledge threatened, against or relating to GHI, its properties or business.

         3.5 Title to Shares. The Shareholders are the owners, free and clear of any liens and encumbrances, of the number of GHI shares which the Shareholders have contracted to exchange.

         SECTION 4 -- REPRESENTATIONS, WARRANTIES, AND COVENANTS OF VOIP

         VOIP represents and warrants to, and covenants with, the Shareholders as follows:

         4.1 Corporate Status. VOIP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         4.2 Capitalization. The authorized common stock of VOIP consists of 100,000,000 shares, $.001 par value, of which 4,756,590 shares are issued and outstanding, all fully paid and nonassessable.

         4.3 Title to Property. VOIP has good and marketable title to all of its properties and assets, real and personal, and VOIP's properties and assets are subject to no mortgage, pledge, lien, or encumbrance.


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

         4.4 Litigation. There is no litigation or proceeding pending, or to VOIP's knowledge threatened, against or relating to VOIP, its properties or business.

         4.5 Investment Intent. VOIP is acquiring the GHI shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and VOIP has no commitment or present intention to liquidate GHI or to sell or otherwise dispose of its stock.

         4.6 Corporate Authority. VOIP has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver to the Shareholders at Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

         4.7 Due Authorization. Execution of this Agreement and performance by VOIP hereunder has been duly authorized by all requisite corporate action on the part of VOIP, and this Agreement constitutes a valid and binding obligation of VOIP; performance hereunder will not violate any provision of VOIP's Articles of Incorporation, Bylaws, agreements, mortgages or other commitments.

                    SECTION 5 -- CONDITIONS PRECEDENT -- VOIP

         All obligations of VOIP under this Agreement are subject, at VOIP's option, to the fulfillment, before or at Closing, of each of the following conditions:

         5.1 Representations and Warranties True at Closing. The Shareholders' representations and warranties contained in this Agreement shall be deemed to have been made again at and as of Closing and shall then be true in all material respects.

         5.2 Due Performance. The Shareholders shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by them before Closing.

         5.3 Acceptance by the Shareholders. The terms of this Agreement shall have been accepted by all of the Shareholders of GHI as evidenced by their signatures herein.

              SECTION 6 -- CONDITIONS PRECEDENT -- THE SHAREHOLDERS

         All obligations of the Shareholders under this Agreement are subject, at their option, to the fulfillment, before or at Closing, of each of the following conditions:

         6.1 Representations and Warranties True at Closing. VOIP's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of Closing and shall then be true in all material respects.


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

         6.2 Due Performance. VOIP shall have performed and complied with all the terms and conditions required by this Agreement to be performed or complied with by it before Closing.

                          SECTION 7 -- INDEMNIFICATION

         7.1 Indemnification of VOIP. The Shareholders severally (and not jointly) agree to indemnify VOIP against any loss, damage or expense (including reasonable attorney fees) suffered by VOIP from (1) any material breach by the Shareholders of this Agreement or (2) any material inaccuracy in or breach of any of the representations, warranties or covenants by the Shareholders herein.

         7.2 Indemnification of Shareholders. VOIP agrees to indemnify the Shareholders against any loss, damage or expense (including reasonable attorney fees) suffered by any of the Shareholders from (1) any material breach by VOIP of this Agreement or (2) any material inaccuracy in or breach of any of VOIP's representations, warranties or covenants herein.

                            SECTION 8 -- TERMINATION

         This Agreement may be terminated (1) by mutual consent in writing; (2) by either the Shareholders or VOIP if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by either party if any of the respective conditions set forth in Sections 7 and 8 have not been satisfied or waived by Closing.

                         SECTION 9 -- GENERAL PROVISIONS

         9.1 Further Assurances. At any time, and from time to time, after Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise carry out the intent and purposes of this Agreement.

         9.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         9.3 Brokers. Each represents to the other party that no broker or finder has acted for it in connection with this Agreement and agrees to indemnify and hold harmless the other party against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.

         9.4 Notices. All notices and communications hereunder shall be in writing and signed by a duly authorized representative of the party making the same. All notices shall be deemed effective when delivered personally or when deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, to the last known address of such party.



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         9.5 Entire Agreement. The parties hereto agree that this Agreement sets forth all the promises, agreements and understandings between them. This Agreement supersedes any and all other agreements either oral or written between the parties. It is further agreed that any amendment or modification to this Agreement shall not be binding unless such amendment or modification is reduced to writing and signed by both parties.

         9.6 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 Governing Law. The laws of the State of Tennessee shall govern and control the terms of this Agreement. Any action brought by either of the parties shall only be brought in Shelby County, Tennessee. It is agreed that any party in breach of this Agreement will pay the reasonable attorney fees of the party not in breach.

         9.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

         9.9 Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                       VOIP TELECOM, INC.


                                       By: /s/ B. Grant Hunter
                                          ---------------------------------
                                              B. Grant Hunter, President



                                       SHAREHOLDERS:

                                       /s/ B. Grant Hunter
                                       ------------------------------------
                                       B. Grant Hunter

                                       /s/ John F. Curry
                                       ------------------------------------
                                       John F. Curry




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


                                    EXHIBIT A

                                EXCHANGE OF STOCK

                                                         NUMBER OF            NUMBER OF
                                                         GHI SHARES          VOIP SHARES
    NAME OF                                                TO BE                TO BE
  SHAREHOLDER                  ADDRESS                  TRANSFERRED            RECEIVED
B. Grant Hunter            4126 Delp Street                 500               7,500,000
                           Memphis, TN 38118

John F. Curry              4126 Delp Street                 500               7,500,000
                           Memphis, TN 38118














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